Exhibit 99.1

NEWS RELEASE	PICO HOLDINGS, INC.

FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER AND FIRST 9 MONTHS OF 2007
          (LA JOLLA, CALIFORNIA)—November 7, 2007 —PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $530.9 million ($28.19 per share) at September 30, 2007, compared to $522.5 million ($27.74 per share) at June 30, 2007, and $405.2 million ($25.52 per share) at December 31, 2006.
          During the first nine months of 2007, shareholders’ equity increased by $125.7 million, representing growth in book value per share of 10.5%. The principal contributors to the growth in shareholders’ equity were the issuance of 2.8 million new shares for net proceeds of $100.1 million at a price of $37 per share in February 2007, and a $23.5 million net increase in unrealized appreciation in investments (after-tax).
          For the first nine months of 2007, PICO incurred a net loss of $2.7 million ($0.15 per share), compared to net income of $19.4 million ($1.32 per share) in the first nine months of 2006. In the third quarter of 2007, PICO generated net income of $474,000 ($0.03 per share), compared to net income of $11.8 million ($0.74 per share) in the third quarter of 2006.
          Commenting on the year to date, PICO’s President and Chief Executive Officer, John Hart, said:
          “We have completed construction of the pipeline to convey 8,000 acre-feet of water annually from Fish Springs Ranch to the central storage tank in the northern valleys of Reno in Washoe County, Nevada. We expect to complete the remaining infrastructure in November. Testing will then take place during December, and we anticipate being able to supply water to the northern valleys early in 2008.
          “In October, Fish Springs entered into an Infrastructure Dedication Agreement with Washoe County. The Infrastructure Dedication Agreement, together with a Water Banking Trust Agreement entered into in 2006, represents the final phase of bringing the Fish Springs water resources into the north valleys of the Reno area.
          “Under the Water Banking Trust Agreement, Washoe County will hold the water rights in trust on behalf of Fish Springs. Fish Springs will then be able to sell the water credits to developers, who will dedicate the water to the local water utility for service. Under the Infrastructure Dedication Agreement, the entire project infrastructure will be dedicated to Washoe County to operate and maintain as part of their existing water delivery system. Fish Springs has reserved and retained the exclusive right to utilize the capacity of the pipeline to deliver any and all water rights, initially 8,000 acre-feet per year, through the project infrastructure.
          “Without changing the potential revenue to Fish Springs Ranch, the two agreements allow Washoe County to perform its role as a water utility by delivering and maintaining water service to new developments. The agreements enable Fish Springs Ranch to complete its water development project by selling water credits to developers, who can then obtain will-serve commitments from Washoe County.
          “We believe that this structure is extremely beneficial to the residents of Reno. New growth, as laid out in Washoe County’s master plan, will be self-funded as opposed to increasing costs to the existing Washoe County taxpayers. In addition, Washoe County is not subject to project risk and uncertainty, or required to develop and finance a complex and capital-intensive project. Our subsidiary Vidler Water Company, which has the expertise, resources, and financial capability, is able to earn an appropriate rate of return and provide additional water resources to support growth within the community’s existing price structure.
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PICO Holdings, Inc.
Q3 2007 Results

          “Despite the current decline in housing, significant population growth is expected to continue in the Southwest. Long-term, this will drive the demand for new housing, against a backdrop of declining availability of developable land. This situation is exacerbated by demands for new supplies of water, which may not be available for all developable properties. As such, we are also seeking to acquire well-located property that is prime for development in selected markets in the Southwest at substantial discounts as a result of the current market environment. We are particularly interested in opportunities where we can create additional value by utilizing Vidler’s expertise in developing new supplies of water. During the third quarter, Vidler acquired a farm property with water rights in Idaho for $9.2 million. The property is approximately 1,350 acres in size and has approximately 5,186 acre-feet of agricultural water rights. The property is near the fast-growing Boise/Nampa/Caldwell area.
          “During the first nine months of 2007, Nevada Land sold approximately 62,500 acres of former railroad land for $5.9 million. The gross margin on land sales was $4 million, which represents a gross margin percentage of 67.8%.”
          John Weil, PICO’s Lead Director and Chairman of the Company’s Compensation Committee, added:
          “During the third quarter, the Compensation Committee granted 486,470 stock-settled Stock Appreciation Rights to four existing officers, with an exercise price of $42.71 under the 2005 Long-Term Incentive Plan. In addition, we granted 172,939 stock-settled SAR, with an exercise price of $44.69, to Mr. Damian Georgino, who has joined the company as Executive Vice President of Corporate Development and Chief Legal Officer. Mr. Georgino has more than 22 years experience in negotiating, structuring, and financing business transactions, including more than 15 years in the water industry. Mr. Georgino was formerly Executive Vice President, General Counsel and Corporate Secretary of U.S. Filter and his expertise will be useful as Vidler reviews and proceeds with new water resource development opportunities to put additional capital to work.
          “The exercise price was the last sale price of PICO stock on the day that the SAR were granted. Although the SAR resulted in compensation expense of $3.5 million during the third quarter, and will result in additional expense as the remaining SAR vest over the next four years, the Compensation Committee believes that the SAR Plan is a powerful incentive for management to increase shareholder value, while resulting in minimal dilution to book value per share. When the holder exercises stock-settled SAR, the holder is issued with new PICO common shares with a market value equal to the net in-the-money amount of the SAR. At September 30, 2007, based on the $41.44 closing PICO stock price, if all 1,509,766 vested SAR were exercised, we estimate that only 142,000 new shares of PICO common stock would be issued, resulting in less than 2% dilution to book value per share.”
NET BOOK VALUE
           The following summary is provided as a supplement to the financial statements contained in PICO’s 10-Q, to illustrate the relative size of the Company’s assets and activities.

Segment	Net Book Value	Percentage

Water Resource and Water Storage Operations	$205.3 million	38.7%
Real Estate Operations	66.3 million	12.5%
Insurance Operations in “Run Off”	109.8 million	20.7%
Business Acquisitions and Financing	149.5 million	28.1%

Shareholders’ Equity	$530.9 million	100.0%

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PICO Holdings, Inc.
Q3 2007 Results

FIRST NINE MONTHS SEGMENT RESULTS OF OPERATIONS
Our segment results of operations for the first 9 months are:

	2007	2006

Income (Loss) Before Taxes & Minority Interest By Operating Segment:
Water Resource and Water Storage Operations	$(4,657,000)	$(1,509,000)
Real Estate Operations	5,325,000	24,913,000
Insurance Operations in “Run Off”	3,829,000	11,134,000
Business Acquisitions and Financing	(7,078,000)	4,366,000

Income (Loss) Before Taxes & Minority Interest	$(2,581,000)	$38,904,000
Income tax provision	(138,000)	(14,497,000)
Minority interest		34,000
Loss from discontinued operations, net		(5,011,000)

Net Income / (Loss)	$(2,719,000)	$19,430,000

THIRD QUARTER SEGMENT RESULTS OF OPERATIONS
Our third quarter segment results of operations are:

	2007	2006

Income (Loss) Before Taxes & Minority Interest By Operating Segment:
Water Resource and Water Storage Operations	$2,933,000	$452,000
Real Estate Operations	1,487,000	21,262,000
Insurance Operations in “Run Off”	1,266,000	3,586,000
Business Acquisitions and Financing	(4,023,000)	(3,261,000)

Income Before Taxes & Minority Interest	$1,663,000	$22,039,000
Income tax provision	(1,189,000)	(8,286,000)
Minority interest		9,000
Loss from discontinued operations, net		(1,932,000)

Net Income / (Loss)	$474,000	$11,830,000

          PICO is a diversified holding company. PICO seeks to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
          Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. Currently our two major businesses are Vidler Water Company, a water resource development business, and Nevada Land & Resource Company, one of the largest private landowners in the state of Nevada. Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Colorado, California, and Idaho. Nevada Land owns approximately 493,000 acres of land in northern Nevada, and certain water rights and mineral rights related to the property.
OTHER INFORMATION AND WHERE TO FIND IT
          At September 30, 2007, PICO Holdings, Inc. had a market capitalization of $782.5 million, and 18,833,737 shares issued and outstanding (net of treasury stock).
     Given the size and diversity of our asset base, this release only summarizes the most significant elements in our results for the first nine months of 2007. For fuller information on our principal activities and assets, recent developments, and the current outlook, we encourage all investors to read our Form 10-Q report for the third quarter of 2007, which has already been filed with the United States Securities and Exchange Commission. The report can be accessed on-line via our web-site (www.picoholdings.com), or you can call Carlene Wilbur (614-475-3178 ext. 255) to request a paper copy.
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PICO Holdings, Inc.
Q3 2007 Results

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          Quarterly information is unaudited. This document contains “forward-looking statements”, that is statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, or “will”. By their nature, forward-looking statements address matters that are, to different degrees, uncertain. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. Such statements include, but are not limited to, statements regarding the completion of the Fish Springs pipeline project on budget and on schedule; the timeline for delivery of water through the Fish Springs pipeline; the trend for increasing water demands in the northern valleys of Reno; long term projections for population growth in the West and the availability of developable land; the anticipated closing of the land sales in escrow at Nevada Land; the future demand for lands owned by the Company; and the growth plans of the Company. Such forward-looking statements are subject to a number of risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, (a) uncertainties regarding the construction of the Fish Springs pipeline; (b) the risk that demand for strategic water assets will not increase or continue; (c) Vidler’s ability to identify properties which are best suited for development; (d) governmental approval processes and the Company’s ability to work with governmental agencies; (e) the Company’s ability to identify promising businesses in which the Company can create value. Other risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
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CONTACT:	Max Webb	Chief Financial Officer	(858) 456-6022 ext. 216